Exhibit 10.11

Purchase Agreement

THIS AGREEMENT (the “Agreement”) is executed as of the 25TH day of October, 2006 (the “Contract Date”) by and between JONATHAN C. PIEKARSKI and BRENDA K. PIEKARSKI, husband and wife (collectively, “Seller”), and OTTER TAIL AG ENTERPRISES, LLC, a Minnesota limited liability company (together with any permitted assignee, the “Purchaser”).

ARTICLE I

Sale and Purchase

Subject to the terms and conditions set forth in this Agreement, made pursuant to that certain Option to Purchase Agreement between Seller and Purchaser (the “Option”), Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller the following (collectively, the “Property”):

1.1          Land. All of Seller’s right, title and interest in and to that certain parcel of land legally described on the attached Schedule 1.1. including all right, title and interest of Seller, if any, in and to the land lying in the bed of any street or highway in front of or adjoining each such parcel to the center line thereof, all water and mineral rights, development rights and all easements, rights and other interests appurtenant thereto.

1.2          Permitted Exceptions. The Property shall be conveyed subject only to the exceptions set forth in this subdivision 1.2 (the “Permitted Exceptions”):

a.             Building and zoning laws, ordinances, State and Federal regulations.

b.             Restrictions relating to use or improvement of Property without effective forfeiture provision.

c.             Reservation of any minerals or mineral rights to the State of Minnesota, or others.

d.             Utility and drainage easements of record which do not interfere with present or planned improvements.

e.                                       Any statutes, rules or regulations promulgated by the state or federal government or any of its agencies relating to the restriction of use of the Property which shall be subject to such statutes, rules or regulations.

f.                                         Existing liens and encumbrances which will be paid and satisfied on or before Closing or the Release of Funds Date, as the case may be.

ARTICLE II

Purchase Price

2.1          Purchase Price. The Purchase Price (the “Purchase Price”) for the Property shall be Seven Hundred Thousand and No/100ths Dollars ($700,000.00). Upon Seller’s compliance with all obligations under this Agreement, Purchaser shall pay the Purchase Price to Seller as follows:

(a)                                  The sum of $3,000.00 shall be credited against the Purchase Price, which represents amounts previously paid by Purchaser to Seller as an option price for the Property under the Option.

(b)                                 The balance of the Purchase Price, $697,000.00, shall be paid by Purchaser to Seller via wire transfer funds to an account designated by Seller as follows:

i)                                         $447,000.00 (subject to deduction for Purchaser paid closing costs) on the Closing Date or the Release of Funds Date, as the case may be.

ii)                                      $250,000.00 payable on Friday, January 5, 2007. On the Closing Date or the Release of Funds Date, as the case may be, $250,000.00 shall be paid into an interest bearing trust account held by First Minnesota Title and Abstract Company (“Title Company”). Title Company shall release the escrowed funds to Purchaser on January 5, 2007, together with any interest earned thereon. Seller and Purchaser shall enter into an escrow agreement with Title Company, and Seller shall pay the cost of the escrow charges by Title Company ($125.00).

(c)                                  The Seller acknowledges that the funds payable by Purchaser hereunder are presently in escrow and that funds may not be immediately available on the Closing Date. Purchaser agrees that the parties shall proceed to Closing on the Closing Date, and if funds are not then available to Purchaser to pay the purchase price payable on the Closing Date, the Purchaser shall deliver the Warranty Deed to Title Company, to be held in escrow until Purchaser pays to Title Company, for payment to Seller, the purchase price payable under Subdivision 2.1(b). Said payment shall be made within seven (7) days of the Closing Date and the date said payment is made shall be the “Release of Funds Date”. Upon Title Company’s receipt of the payment described in Subdivision 2.1(b), Title Company shall proceed to immediately record the Warranty Deed, pay in full any liens or encumbrances against the Property and release the balance to Seller.

ARTICLE III

Seller’s Representations, Warranties and Covenants

In order to induce Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Seller makes the following representations and warranties to, and covenants with, Purchaser as follows (the “Seller’s Warranties”). The Seller’s Warranties shall be true and correct on the date hereof and on the Closing Date.

3.1          Title. Seller owns the Property, subject only to the Permitted Exceptions.

3.2          Binding Obligation. This Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

3.3          Violations or Defaults. To the best of Seller’s knowledge, Seller is not in violation or default under any agreement with any third party, or under any judgment, order, or decree of any court, arbitrator, administrative agency or other governmental authority to which Seller may be subject, which violation or default may, in anyone case or in the aggregate, materially and adversely affect the ownership of the Property or Seller’s ability to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (a) violate any law or any order of any court or governmental authority with proper jurisdiction; (b) result in a breach or default under any contract or other binding commitment of Seller; (c) require any consent, or approval or vote of any court or governmental authority or of any third person or entity that, as of the Closing Date, has not been given or taken, and does not remain effective; or (d) result in any encumbrance, other than a Permitted Exception, against the Property.

3.4          Litigation. There are no actions, suits, arbitrations, governmental investigations or other proceedings pending or, to the knowledge of Seller, threatened against Seller or affecting the Property before any court or governmental authority, an adverse determination of which might adversely affect (a) the condition or operations of the Property, (b) Seller’s ability to enter into or perform this Agreement, (c) Seller’s ability to enter into or perform this Agreement or (d) Seller’s title to the Property.

3.5          Compliance with Laws. Seller has received no notice from any governmental authority to the effect that either Seller or the Property does not comply with any Laws as they affect the Property and its use.

3.6          Tax Payments. All real estate taxes for the Property due and payable in 2006 and prior years have been paid in full. The Property has not been the subject of any real estate tax or assessment contest, appeal or similar action during the past five (5) years.

3.7          Encroachment. Seller has not received any notice of, and is not aware of, any boundary line disputes or encroachments of or on the Property.

3.8          Condemnation Actions or Special Assessments. There are no pending condemnation actions or special assessments of any nature with respect to the Property or any part thereof, and Seller has no knowledge of any such threatened or contemplated condemnation action or special assessments.

3.9          No Covenants or Restrictions. There are no private covenants or restrictions that govern the Property or its use.

3.10        Hazardous Material

(a)           “Hazardous Materials” means any of the following presently or previously located on or under, emanating from or affecting the Property: asbestos containing materials, polychlorinated biphenyls (PCBs), flammable materials, explosives, radioactive materials, petroleum products and any materials, wastes, substances, or chemicals that are deemed hazardous, toxic, a pollutant or a contaminant under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 US.c. Section 9601, et seq.), the Hazardous Materials Transportation Act as amended (49 US.C. Section 1801, et seq.), the Resource Conservation and Recovery Act of 1976, as amended (42 US.c. Section 6901, et seq.), in the regulations adopted or publications promulgated pursuant thereto, or in any other applicable federal, state or local laws, ordinances, rules or regulations in effect on the Closing Date relating to protection of public health, safety or the environment.

(b)                                 Seller has not used, stored, disposed of or released (or to the best of Seller’s knowledge permitted to be used, stored, disposed of or released) Hazardous Materials in any manner which would result in any Claim, as defined below, against Purchaser. Seller has no knowledge of the presence of any Hazardous Materials on the Property except for Hazardous Materials as are used in the ordinary course of business on the Property in accordance with applicable legal standards and without exposing Purchaser to any actual or potential Claim. Seller is not obligated to and will not record such notice as set forth in §115B.16 -Subdivision 2 of the Minnesota Statutes.

(c)                                  Seller shall defend, indemnify, and hold harmless Purchaser and its owners, officers, directors, members, employees, agents and partners from and against any and all claims, demands, penalties, fines, liabilities, losses, settlement, damages, costs or expenses of whatever kind or nature, known or unknown, contingent or otherwise, asserted against or incurred by Purchaser, directly or indirectly, as a result of any governmental action or legal action by a third party (collectively, “Claims”), including, without limitation, costs of clean-up and losses (including, without limitation, lost profits and reductions in value) due to the partial or total interruption of the operations of the Property, attorneys’ and consultants’ fees and disbursement, investigation and laboratory fees, court costs and litigation expenses, wising out of or in any way related to (i) the presence, use, storage, disposal, handling or release of any Hazardous Materials prior to the Closing Date; (ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to Hazardous Materials present prior to the Closing Date; and (iii) any lawsuit brought or threatened, settlement reached, or government order relating to Hazardous Materials present prior to the Closing Date; and (iv) any violation of laws, orders, regulations, requirements, or demands of government authorities that are based on or related to Hazardous Materials present prior to the Closing Date.

3.11        Liens. Except for work commissioned by Purchaser, no work has been performed or materials supplied on or to the Property, except for work or materials for which full payment has been made. If at any time either before or after the Closing Date, any mechanics’, laborers’, or materialmens’ lien is filed against the Property or any part thereof for work attributable to the period before the Closing Date and not commissioned by Purchaser, Seller shall cause such lien to be discharged by payment, bonding or otherwise as provided by law within ten (10) days after the date that such lien was filed. Seller upon written demand from Purchaser, shall also defend Purchaser, at Seller’s expense, against any action, suit, or proceeding brought for the enforcement of any such lien and shall pay damages and reasonable attorney’s fees and satisfy and discharge any judgment entered in such action, suit, or proceeding and save Purchaser harmless from any liability, claims or damages resulting therefrom. The provisions of this Section 3.11 shall specifically survive the Closing.

3.12        Commitments. These are no commitments, signed or expressly agreed to by Seller to any governmental or quasi-governmental authority, or any other entity, organization, group or individual relating to the Property which would impose upon Purchaser an obligation to take any action, to make any payment, contribution or dedication of money or property or to construct, install or maintain any improvements of a public or private nature on or off the Property.

ARTICLE IV

Purchaser’s Representations, Warranties and Covenants

In order to induce Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser represents and warrants to, and covenants with, Seller as follows:

4.1          Due Authorization. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite actions of Purchaser (none of which actions have been modified or rescinded, and all of which actions are in full force and effect). This Agreement constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

4.2          No Violations or Defaults. The execution, delivery and performance of this Agreement and the consummation of transactions contemplated hereby by Purchaser will not (a) violate any law or any order of any court or governmental authority with proper jurisdiction; (b) result in a breach or default under any contract or other binding commitment of Purchaser or any provision of it governing documents or (c) require any consent or approval or vote that has not been taken or given, or at the time of the transaction involved, shall not have been taken or given.

4.3          Litigation. There are no actions, suits, arbitrations, proceedings, governmental investigations or other proceedings that are pending against Purchaser that adversely and materially affect its right to enter into or perform this Agreement.

ARTICLE V

Closing

Subject to the full satisfaction of the terms and conditions of this agreement, the consummation of the purchase and sale of the Property as contemplated by this Agreement (the “Closing”) shall take place on October 27,2006 (the “Closing Date”) at 9:00 a.m. at the offices of Title Company in Fergus Falls, Minnesota.

ARTICLE VI

[Intentionally Omitted]

ARTICLE VII

Conditions Precedent to Closing

7.1          It shall be an express precondition to Purchaser’s obligation to purchase the Property that each and every one of the following conditions shall have been satisfied as of the Closing Date (or waived by Purchaser).

(a)                                  Representations and Warranties. Each of Seller’s representations and warranties in this Agreement shall be true and accurate in all material respects as if made on and as of the Closing Date.

(b)                                 Covenants of Seller. All actions Seller covenants herein to take shall have been materially completed.

(c)                                  Permits. No Impediments. Purchaser shall have been able to obtain all permits and licenses necessary to acquire and operate the Property on and subsequent to the Closing Date, or such permits shall have been applied for and will be issued in the normal course and the absence thereof will not interfere with the operation of the Property immediately subsequent to the Closing Date. Purchaser has achieved all conditions necessary to break escrow under the Impound Agreement governing Purchaser’s registered private offering is a condition to the Closing.

(d)                                 Title. Purchaser shall be able to obtain a policy of title insurance in conformance with the Title Commitment provided for below, together with such coverage or endorsement reasonably required by Purchaser, subject only to Permitted Exceptions.

(e)                                  Failure of Condition. In the event of the failure of any condition precedent set forth above, Purchaser, at its sole election, may (a) terminate this Agreement by notice in writing delivered to Seller and the Title Company on or before the Closing Date; (b) waive the condition and proceed to Closing; (c) extend the Closing Date for such additional period of time as may be reasonably required to allow Seller if, and to the extent, requested by Seller, to remedy such failure; or (d) if such failure raises from Seller’s breach of this Agreement, avail itself of any remedies provided in Article 10 hereof.

ARTICLE VIII

Title and Survey

8.1          Seller’s Title Evidence. Seller shall, as soon as reasonable after the date of this Agreement, furnish to Purchaser the following (collectively, the “Title Evidence”) to Purchaser:

(a)                                  Title Insurance Commitment. A commitment (the “Commitment”) for an ALT A 1992 Form of Owner’s Policy of Title Insurance (the “Title Policy”) insuring title to the Property in the amount of the Purchase Price, issued by the Title Company. The Commitment will commit the Title Company to insure title to the Property subject only to the Permitted Encumbrances. The Commitment shall be accompanied by true and correct copies of all instruments noted as encumbrances therein. Seller shall pay the cost incurred necessary to deliver to Purchaser an Abstract of Title to the Land certified to a current date to include all appropriate judgment, bankruptcy, and tax lien searches.

(b)                                 UCC Searches. A report of UCC Searches made of the Uniform Commercial Code records of the Secretary of State of Minnesota, made by said Secretary of State, or by a search firm acceptable to Purchaser, showing no UCC filings regarding any of the Property.

8.2          Purchaser’s Objections. Within one (1) day after receiving the last of the Title Evidence, Purchaser shall make written objections (the “Objections”) to the form and/or contents of the Title Evidence. Purchaser’s failure to make Objections within such time period will constitute a waiver of Objections, or the parties may address Objections at Closing. Any matter shown on the Title Evidence and not objected to by Purchaser shall be a Permitted Exception hereunder. Seller will have ninety (90) days after receipt of the Objections to cure the Objections, during which period the Closing will be postponed as necessary. Seller shall use its best efforts and expend reasonable resources to correct any Objections. If an Objection results from a lien, judgment or other monetary obligation that can be satisfied by the payment of money, Purchaser shall have the right to apply a portion of the cash payable to Seller at the Closing to satisfaction of such Objection and the amount so applied shall reduce the amount of cash payable to Seller at the Closing. If the Objections are not cured within said ninety (90) day period, Purchaser will have the option to do either of the following:

(a)                                  Terminate this Agreement by notice in writing to Seller and the Title Company, whereupon the Title Company shall immediately disburse the Deposit to Purchaser; or

(b)                                 Waive the objections..

ARTICLE IX

Closing Deliveries

9.1.         Seller’s Closing Documents. On the Closing Date, Seller shall execute and/or deliver to Purchaser the following (collectively, the “Seller’s Closing Documents”):

(a)                                  Deed. A Warranty Deed, in the form reasonably satisfactory to Purchaser, conveying the Property to Purchaser, free and clear of all encumbrances, except the Permitted Exceptions. The Deed shall contain a certification that Seller does not know of the location of any wells upon the Property.

(b)                                 Title Policy. Subject to Purchaser’s payment of the premium therefore, the Title Policy, or a suitably marked up Commitment initialed by the Title Company showing coverage to be in force as of the Closing Date, in the form required by this Agreement.

(c)                                  Seller’s Affidavit. An Affidavit of Seller indicating that on the Closing Date there are no outstanding, unsatisfied judgments, tax liens or bankruptcies against or involving Seller or the Property; that there has been no skill, labor or material furnished to the Property for which payment has not been made or for which mechanics’ liens could be filed; and that there are no other unrecorded interests in the Property, together with whatever standard owner’s affidavit and/or indemnity which may be required by the Title Company to issue the Title Policy Insurance with the standard exceptions waived.

(d)                                 FIRPTA Affidavit. A non-foreign affidavit, properly executed and in recordable form, containing such information as is required by IRC Section 1445(b)(2) and its regulations.

(e)                                  Storage Tanks. An affidavit with respect to storage tanks in the form required by Minn. Stat. Section 116.48, if the Property presently contains or previously contained a storage tank.

(f)                                    Other Documents. All other documents reasonably determined by Purchaser or the Title Company to be necessary to transfer the Property to Purchaser free and clear of all encumbrances.

9.2.         Purchaser’s Closing Documents. On the Closing Date, Purchaser shall execute and/or deliver to Seller the following (collectively, the “Purchaser’s Closing Documents”):

(a)                                  Purchase Price. The amount required by Section 2.1 by wire transfer of U.S. Federal Funds or the delivery of other guaranteed funds to be received in the Title Company’s trust account on the Closing Date, or notice that the purchase price required to be paid at Closing will be paid on the Release of Funds Date.

(b)                                 Other Instruments. Such other Affidavits of Purchaser, Certificates of Value or other documents as may be reasonably required by the Title Company in order to record the Seller’s Closing Documents and issue the Title Insurance Policy required by this Agreement.

ARTICLE X

Default and Remedies

If Purchaser defaults under this Agreement, then Seller may cancel this Agreement pursuant to Minn. Stat § 559.21 et. seq. On the completion of such cancellation action, any escrow deposit shall be retained by Seller as liquidated damages hereunder. Except for the enforcement of Section 6.6(b) hereof, the cancellation of this Agreement pursuant to Minn. Stat § 559.21 et. seq. shall be the sole remedy of Seller for Purchaser’s default under this Agreement. If Seller defaults in the performance of its obligations hereunder, and remains in default for a period of ten (10) days after the date Purchaser delivers written notice of default to Seller, Purchaser may pursue any rights or remedies allowed at law or equity under Minnesota Law, including the right to specific performance, provided that any action for specific performance must be commenced within six (6) months after the date of Seller’s default If Purchaser is required to commence action to enforce its rights hereunder, then Purchaser shall be entitled to receive, in addition to any damages, specific performance or other relief which it receives pursuant to such action, all of Purchaser’s costs and expenses of bringing the action, including reasonable attorneys’ fees.

ARTICLE XI

Indemnification

11.1        Agreement to Indemnify. Subject to any express provisions of this Agreement to the contrary, (a) Seller shall hold harmless, indemnify and defend Purchaser against any and all obligations, claims, losses, damages, liabilities and expenses (including reasonable attorneys’ fees and other charges) arising out of (i) the material inaccuracy of any representation or warranty of Seller herein, (ii) the failure of Seller to perform any of its obligations hereunder, (iii) events, contractual obligations, acts or omissions of Seller that occurred in connection with the ownership or operation of the Property prior to the Closing, or (iv) damage to property or injury to or death of any person or any claims for any debts or obligations occurring on or about or in connection with the Property or any portion thereof or with respect to the Property’s operations at any time or times prior to the Closing, and (b) Purchaser shall hold harmless, indemnify and defend Seller against any and all obligations, claims, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys’ fees and other charges) arising out of (i) the material inaccuracy of any representation of warranty of Purchaser herein, (ii) the failure of Purchaser to perform any of its obligations herein, (iii) events, contractual obligations acts or omissions of Purchaser or its agents that occur in connection with the ownership or operation of the Property after the Closing, (iv) any damage to property or injury to or death of any person or any claims for any debts or obligations occurring on or about the Property or any portion thereof or with respect to the property’s operations at any time or times after the Closing, and (v) the failure to perform any obligations of Purchaser under this Agreement which have been assumed by Purchaser’s property manager, lessee or other designee pursuant to this Agreement.

ARTICLE XII

[Intentionally Omitted]

ARTICLE XIII

Apportionments and Closing Adjustments

13.1        Apportionments. The following apportionments shall be made between the parties at the Closing as of 12:01 a.m. on the Closing Date (the “Apportionment Date”).

(a)                                  Subject to the other provisions of this Section 13, all other charges and fees customarily prorated and adjusted in similar transactions.

13.2        Real Estate Taxes and Special Assessments. Seller shall pay all real estate taxes and installments of special assessments payable therewith due and payable for the Property in 2005 and prior years. In addition, Seller shall pay at Closing all special assessments for public or private improvements levied, pending or otherwise assessed against the Property as of the Closing Date. All real estate taxes payable in the year of the Closing shall be prorated as of the Closing Date.

13.3       Closing Adjustments and Payment Obligations.

(a)                                  Title Insurance and Closing Fee. Purchaser will pay the costs of the Title Commitment ($1,200.00), except Seller shall be responsible for the cost of continuing the abstract to current and for tract searches ($150.00). The closing fee or charge imposed by the Title Company ($200.00) shall be allocated equally between Seller and Purchaser.

(b)                                 Deed Tax. Seller shall pay all state deed tax regarding the Warranty Deed to be delivered by Seller under this Agreement.

(c)                                  Recording Fees. Purchaser shall pay all recording fees for the Warranty Deed to be delivered hereunder. Seller shall pay all recording fees necessary to put title in the condition warranted by Seller hereunder.

ARTICLE XIV

Miscellaneous

14.1        Survival. The representations, warranties, covenants and indemnities contained in this Agreement shall be effective as of the Closing Date, and any liability with respect to breach thereof shall survive the Closing. The obligations of Purchaser and Seller under this Agreement to the extent not fully performed as of the Closing Date or to the extent so indicated herein shall survive the Closing. Except as otherwise expressly provided herein, all claims by either party hereto, whether for amounts due or otherwise, under any provision of this Agreement, must be made in writing to the other party within three (3) years from the Closing Date.

14.2        Assignment.

(a)           Purchaser may assign this Agreement, without the consent of Seller, to any entity with which Purchaser is affiliated or related. Otherwise, neither party shall assign or transfer or permit the assignment or transfer of its rights or obligations under this Agreement without the prior written consent of the other, any such assignment or transfer without such prior consent being hereby declared to be null and void.

(b)                                 If either party consents to an assignment of this Agreement by the other for which consent is required, no further assignment shall be made without another written consent from the consenting party, unless the assignment may otherwise be made without consent under this Agreement.  An assignment by either Seller or Purchaser of its interest in this Agreement shall not relieve Seller or Purchaser, as the, case may be, from its obligations, but this Agreement shall then inure to the benefit of, and be binding on, the assignee’s successors, heirs, legal representatives and assigns.

14.3        Consents. If, under this Agreement, the consent of a party is required, the consent shall be in writing and shall be executed by a duty authorized officer or agent.

14.4        Applicable Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Minnesota.

14.5        Headings; Exhibits. The headings of articles and sections of this Agreement are inserted only for convenience; they are not to be construed as a limitation of the scope of the particular provision to which they refer. All exhibits attached or to be attached to this Agreement are incorporated herein by this reference.

14.6        Notices. Notices and other communications required by this Agreement shall be in writing and delivered by telecopy (with confirmation of receipt) by hand against receipt or sent by recognized overnight delivery service or by United States mail, postage prepaid. All notices shall be addressed as follows:

If to Seller:

Jonathan C. and Brenda K. Piekarski

24479 120th Avenue South

Fergus Falls, MN 56537

If to Purchaser:

Otter Tail Ag Enterprises, LLC

1220 North Tower Road, Suite 201

Fergus Falls, MN 56537

or to such other address as may be designated by a proper notice. Notices shall be deemed to be effective upon receipt (or refusal thereof) if personally delivered or sent by recognized overnight delivery service or three (3) days following the date of mailing if sent by certified mail.

14.7        Waiver. The failure of either party to insist on strict performance of any of the provisions of this Agreement or to exercise any right granted to it shall not be construed as a relinquishment or future waiver; rather, the provision or right shall continue in full force. No waiver of any provision or right shall be valid unless it is in writing and signed by the party giving it.

14.8        Partial Invalidity. If any part of this Agreement is declared invalid by a court of competent jurisdiction, this Agreement shall be construed as if such portion had never existed, unless this construction would operate as an undue hardship on Seller or Purchaser or would constitute a substantial deviation from the general intent of the parties as reflected in this Agreement.

14.9        Entire Agreement. This Agreement, together with the other writings signed by the parties and incorporated by reference and together with any instruments to be executed and delivered under this Agreement, constitutes the entire agreement between the parties with respect to the purchase and sale of the Property and supersedes all prior oral and written understandings. Amendments to this Agreement shall not be effective unless in writing and signed by the parties hereto.

14.10      Time is of the Essence. Time is of the essence with respect to performance of all obligations under this Agreement.

14.11      Waiver of Jury Trial. Seller and Purchaser each hereby waives any right to jury trial in the event any party files an action relating to this Agreement or to the transactions or obligations contemplated hereunder.

14.12      Counterparts. This Agreement may be executed in any number of counterparts which, when taken together, shall constitute a single, binding instrument. A facsimile signature shall be binding.

14.13      Brokerage. Seller and Purchaser represent and warrant to each other that they have dealt with no other brokers, finders or the like in connection with this transaction, and agree to indemnify each other and to hold each other harmless against all claims, damages, costs or expenses of or for any such other fees or commissions resulting from their actions or agreements regarding the execution or performance of this Agreement, and will pay all costs of defending any action or lawsuit brought to recover any such fees or commissions incurred by the other party, including reasonable attorneys’ fees.

14.14      Time for Performance. If the date for the performance of any obligation, or the giving of any notice, by Seller or Purchaser hereunder falls upon a Saturday, Sunday or legal holiday recognized by the United States government, then the time for such performance or notice shall be extended until the next business day.

14.15      No Negotiations. Unless and until this Agreement is terminated in accordance with its terms, Seller shall neither solicit or consider any other offers for, nor engage in any negotiations with respect to, the sale of the Property to any party other than Purchaser.

14.16      Exhibits and Schedules. The Exhibits and Schedules referred to in this Agreement constitute an integral part of this Agreement as if fully rewritten herein. All Exhibits and referred to in this Agreement are incorporated herein by this reference.

14.17      Further Assurances. Seller and Purchaser each covenant and agree to sign, execute and deliver, or cause to be signed, executed and delivered, and to do or make, or cause to be done or made, upon the written request of the other party, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by either party hereto for the purpose of or in connection with consummating the transactions described herein.

14.18      Attorney Fees. In the event any party hereto fails to perform any of its obligations under this Agreement or in the event a dispute arises concerning the meaning or interpretation of any provision of this Agreement resulting in litigation, the defaulting party or the party not prevailing in such dispute, as the case may be, shall pay any and all reasonable costs and expenses incurred by the other party in enforcing or establishing its rights hereunder, including, without limitation, reasonable attorneys’ fees.

14.19      Early Work. Seller hereby confirms his consent to Purchaser engaging in early construction work on the Property prior to Closing and exchange of the Warranty Deed. Purchaser will defend, indemnify and holder Seller harmless from any and all costs associated with such work or resultant from such work.

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed as of the date indicated below.

/s/ Jonathan C. Piekarski
Jonathan C. Piekarski, Seller

/s/ Brenda K. Piekarski
Brenda K. Piekarski, Seller

OTTER TAIL AG ENTERPRISES, LLC

By:	/s/ Kelly [Illegible]
Its: CEO

EXHIBIT A

That part of the West Half (W1/2) of Section Twenty (20), Township One Hundred Thirty-three (133), Range Forty-three (43) lying South of Railroad right of way, except school site and subject to easements of record, containing 110 acres, more or less, Otter Tail County, Minnesota, the school site is described as follows: Two (2) acres in square formed in the Southwest corner of the Southwest Quarter (SW1/4) of Section Twenty (20), Township One Hundred Thirty-three (133), Range Forty-three (43); EXCEPTING THEREFROM, the following-described tract of land:

All that part of the Southwest Quarter (SW1/4) of Section Twenty (20), Township One Hundred Thirty-three (133), Range Forty-three (43), Otter Tail County, Minnesota, described as follows: Commencing at the Southwest corner of said Section Twenty (20); thence on an assumed bearing of East along the South line of said Section Twenty (20), a distance of 312.35 feet to the point of beginning of the land to be described; thence North 00°08’29” East a distance of 318.00 feet; thence on a bearing of East a distance of 180.00 feet; thence South 00°08’29” West a distance of 318.00 feet to said South line of Section Twenty (20); thence on a bearing West along said South line of Section Twenty (20), a distance of 180.00 feet to the point of beginning, containing 1.31 acres, more or less.